UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: January 24, 2014 (Date of earliest event reported)
NEF Enterprises, Inc. (Exact name of registrant as specified in its charter)

NV (State or other jurisdiction of incorporation)	000-55074 (Commission File Number)	33-1221758 (IRS Employer Identification Number)

13809 SW 21st Terrace, Miami, FL (Address of principal executive offices)		33175 (Zip Code)
305-487-3717 (Registrant's telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, the Board of Directors accepted the resignation of Christopher Ellerbeck as a member of the Board of Directors and as President, CFO, CEO and Treasurer effective January 24, 2014.  Management is unaware of any disagreements between Mr. Ellerbeck and management relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Ellerbeck and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K within two business days of receipt.

On January 24, 2014, the Board of Directors appointed Roldis Estevez as President, CFO, CEO and Treasurer.  Mr. Estevez has served as a director of the Company and Secretary since June 1, 2012.  There have been no transactions between Mr. Estevez and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.  There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Following is a brief description of Mr. Estevez’s business experience:

Roldis Estevez has held the positions of Director and secretary since June 1, 2012.

From October 2011 to present, Roldis Estevez has been employed as a Server at the London Balans Restaurant in Miami Beach, FL.  From August 2007 to October 2011 Mr. Estevez held various positions and was most recently Manager at Pasha’s restaurant in Miami, FL.

Roldis Estevez obtained his Diploma in Computer Technology from Aguado Rico, in Havana, Cuba in 2003 and a Diploma in Agronomy in Guantanamo, in 1999.

SIGNATURES

Dated: January 27, 2014	NEF ENTERPRISES, INC. By: _/s/ Roldis Estevez___ Roldis Estevez, President, CEO, CFO